UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

November 28, 2023

TPG Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41222	87-2063362
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

301 Commerce Street, Suite 3300 Fort Worth, TX		76102
(Address of principal executive offices)		(Zip code)

(817) 871-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A common stock, $0.001 par value	TPG	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 28, 2023, the independent Compensation Committee of the board of directors of TPG Inc. (the “Company”) approved a long-term performance incentive award for the Company’s Chief Executive Officer, Jon Winkelried (the “Award”). The Award is intended to incentivize Mr. Winkelried to drive shareholder value in a manner that is aligned with stockholder interests, reward him for organic and inorganic Company growth, and bring his compensation in-line with peer competitors in order to promote and ensure retention.

The Award was granted on November 30, 2023 and is a grant of 2,594,755 restricted stock units (“RSUs”) and 3,892,133 performance stock units (“PRSUs”) under the Company’s Omnibus Equity Incentive Plan (the “Plan”). Each RSU and PRSU represents a contingent right to receive one share of the Company’s Class A common stock when the applicable vesting conditions are satisfied. Provided that Mr. Winkelried continues to provide services to the Company or its affiliates through the applicable service vesting date, (i) the RSUs are scheduled to vest 25% on each of January 13, 2025, 2026, 2027 and 2028 (each, an “RSU Vesting Date”), and (ii) the PRSUs are scheduled to service vest 20% on each of January 13, 2025, 2026, 2027, 2028 and 2029, and are only earned upon achievement of a stock price vesting condition that will be met when the 30-day volume weighted average trading price of a share of Class A common stock meets or exceeds certain stock price hurdles (each, a “Market Price Performance Hurdle”). 25% of each service vesting tranche of the PRSUs are eligible to be earned and vest following achievement of each of the following Class A common stock prices: $52.50 (the “1.5x PRSUs”), $58.45, $64.05 and $70.00. These stock price hurdles represent a premium of 150%, 167%, 183% and 200% of the closing price of a share of Class A common stock on the date of grant. The Market Price Performance Hurdle for the 1.5x PRSUs must be achieved by January 13, 2029, and the Market Price Performance Hurdle for the other PRSUs must be achieved by January 13, 2030 (the “Performance Periods”). If the applicable Market Price Performance Hurdle is not achieved during the applicable Performance Period, the applicable PRSUs will be forfeited. Vested RSUs will be settled promptly following the applicable RSU Vesting Date, any PRSUs that vest prior to January 13, 2029 will be settled promptly following January 13, 2029, and any PRSUs that vest after January 13, 2029 will be settled promptly following January 13, 2030, subject to accelerated settlement in the event of death or a termination of employment following a change of control of the Company (or upon a change in control if the awards are not assumed).

Upon Mr. Winkelried’s termination of service, any then unvested portion of the Award will be automatically forfeited; provided that in the case of an involuntary termination without cause, a resignation with good reason or termination due to death or disability, Mr. Winkelried will receive credit for service vesting through the next scheduled service vesting date after his date of termination for both RSUs and PRSUs, and service-vested PRSUs (including those credited at termination) will remain eligible to vest if the applicable Market Price Performance Hurdle is achieved during the applicable Performance Period. For purposes of the RSUs and PRSUs, cause, good reason, and disability have the meanings as set forth in Mr. Winkelried’s employment agreement. In the event of a change in control, the performance condition for the PRSUs will be assessed based on the Class A common stock price at the change in control, and if the RSUs and PRSUs are not assumed, they will be deemed service vested.

The Award is subject to the Company’s recoupment policy and, to the extent applicable, the Company’s Dodd-Frank clawback policy. Dividend equivalents are paid on vested and unvested RSUs when the dividend occurs. Dividend equivalents accrue for vested and unvested PRSUs and are paid only if and when both the applicable service and performance vesting conditions are satisfied.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

TPG INC.

By:	/s/ Bradford Berenson
Name:	Bradford Berenson
Title:	General Counsel

Date: December 4, 2023